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                                                                    Exhibit 99.3

                              NEOPROBE CORPORATION

                                  AMENDMENT TO

                          AMENDED AND RESTATED BY-LAWS

                              ADOPTED MAY 30, 1996





     Section 2 of Article III of the By-laws of the Corporation was amended by adding the following paragraph at the end thereof:

         Notwithstanding any other provision set forth in the By-laws of the Corporation, the board of directors shall be divided into three classes; the term of office of those of the first class to expire at the annual meeting next ensuing; of the second class one year thereafter; of the third class two years thereafter; and at each annual election held after the initial adoption of this by-law by the stockholders and the election of directors held at the meeting at which this by-law is adopted, directors shall be chosen for a full term of three years, as the case may be, to succeed those whose terms expire. When this by-law is initially adopted by the stockholders, the board of directors shall consist of nine members and each class shall consist of three members. Thereafter, the board of directors may fix the total number of directors constituting the full board of directors and the number of directors in each class, but the total number of directors shall not exceed seventeen (17) nor shall the number of directors in any class exceed six (6). Subject to the foregoing, the classes of directors need not have the same number of members. No reduction in the total number of directors or in the number of directors in any class shall be effective to remove any director or to reduce the term of any director. If the board of directors increases the number of directors in a class, it may fill the vacancy created thereby for the full remaining term of a director in that class even though such term may extend beyond the next annual election. The board of directors may fill any vacancy occurring for any other reason for the full remaining term of the director whose death, resignation or removal caused the vacancy, even though such term may extend beyond the next annual election.